Exhibit 3(ii).1

FIRST AMENDMENT TO BYLAWS

Hartman Commercial Properties REIT,
a Maryland real estate investment trust

In accordance with § 2-110 of the Maryland General Corporation Law, Article VIII, Section 8.1 of the Articles of Amendment and Restatement of the Declaration of Trust, and Article XIII of the Bylaws, as amended, (the “Bylaws”) of Hartman Commercial Properties REIT (the “Company”), the Bylaws of the Company are hereby amended as follows:

1.         The text of Article II, Section 13 is deleted in its entirety, and it is replaced with the following:

Section 13. [Repealed].

2.         The text of Article II, Section 14 is deleted in its entirety, and it is replaced with the following:

Section 14. [Repealed].

Except as otherwise set forth in this First Amendment to Bylaws, all other terms and provisions of the Bylaws shall remain in full force and effect.

This First Amendment to Bylaws of Hartman Commercial Properties REIT is duly adopted by unanimous vote of the Board of Trustees this 2nd day of December 2006.